================================================================================
                                  SCHEDULE 14C
                                 (Rule 14c-101)

                 Information Statement Pursuant to Section 14(c)
                     of the Securities Exchange Act of 1934


Check the appropriate box:

|_| Preliminary Information Statement          |_| Confidential, for Use of the
                                                   Commission Only (as permitted
                                                   by Rule 14c-5(d)(2))
|X| Definitive Information Statement

                              Market America, Inc.
                  --------------------------------------------
                  (Name of Registrant as Specified in Charter)

       Payment of Filing Fee (Check the appropriate box):

       |X| No fee required.

       |_| Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

       (1)    Title of each class of securities to which transaction applies:
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       (2)    Aggregate number of securities to which transaction applies:
--------------------------------------------------------------------------------
       (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was
              determined):
--------------------------------------------------------------------------------
       (4)    Proposed maximum aggregate value of transaction:
--------------------------------------------------------------------------------
       (5)    Total fee paid:
--------------------------------------------------------------------------------
       |_| Fee paid previously with preliminary materials.

       |_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing:

       (1)    Amount Previously Paid:
--------------------------------------------------------------------------------
       (2)    Form, Schedule or Registration Statement No:
--------------------------------------------------------------------------------
       (3)    Filing Party:
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       (4)    Date Filed:     August 24, 2001

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

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS OF
                            - MARKET AMERICA, INC. -

To the Shareholders of Market America, Inc.:

         Notice is hereby given that the annual meeting of the shareholders of Market America, Inc. will be held at the Company's headquarters located at 1302 Pleasant Ridge Road, Greensboro, North Carolina, on October 1, 2001, at 10:00 a.m., for the following purposes:

                  (1)      To re-elect existing directors; and

                  (2) To transact such other business as may properly come before the meeting.

         The determination of shareholders entitled to notice of and to vote at the meeting was made as of the close of business on August 2, 2001, which is the record date fixed by the Board of Directors for such purpose.

                           By order of the Board of Directors,

                           /s/ Loren Ashley Ridinger
                           -------------------------
                               Loren Ashley Ridinger
                                   Secretary


Dated: August 24, 2001



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

                              MARKET AMERICA, INC.
                            1302 Pleasant Ridge Road
                              Greensboro, NC 27409


                                 August 24, 2001


                              INFORMATION STATEMENT
                       FOR ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON OCTOBER 1, 2001


                        WE ARE NOT ASKING YOU FOR A PROXY
                  AND YOU ARE REQUESTED NOT TO SEND US A PROXY

         This Information Statement is being furnished by the management of Market America, Inc. (the "Company") in connection with the annual meeting of shareholders of the Company to be held on October 1, 2001, at 10:00 a.m., at the Company's headquarters located at 1302 Pleasant Ridge Road, Greensboro, North Carolina. The meeting is being held for the purposes of electing directors and transacting such other business as may lawfully come before the meeting.

         As of August 2, 2001, the record date for determining the shareholders entitled to notice of and to vote at the meeting, there were 19,420,000 shares of the Company's Common Stock outstanding and entitled to be voted. Each share has one vote. A majority of such shares will constitute a quorum for the transaction of business at the meeting. Abstentions by shareholders represented at the meeting will be counted as present for determining the presence of a quorum.

         Those persons who receive the highest numbers of votes will be elected as directors. Except as otherwise required by law, all other matters will be approved if the votes cast favoring the action exceed the votes cast opposing the action. Abstentions will be excluded entirely from the vote, and will have no effect on the outcome. Since the Company's management is not soliciting proxies for the meeting, there will be no returns of proxies from brokers holding shares in street name without instructions for voting. Therefore, such "broker non-votes" will have no effect on any shareholder vote.

                             Additional Information

         A copy of the Annual Report to Shareholders of the Company for the fiscal year ended April 30, 2001 is being sent with this Information Statement to all shareholders of record on the record date for the annual meeting. Additional copies are available from the Corporate Secretary of the Company on request. A copy of the most recent annual report of the Company filed with the U.S. Securities and Exchange Commission on Form 10-K may be obtained from the Company by any shareholder on written request of the Corporate Secretary. If more than


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

one member of your household who shares the same address is a Market America shareholder, we may be sending only one copy of this Information Statement to your address. Under SEC regulations, we may do so unless we receive contrary instructions from at least one of the shareholders. If you are a shareholder at a shared address and wish to receive a separate copy of the Company's Information Statement and Annual Report, now or in the future, please contact the Corporate Secretary.

         Requests to the Corporate Secretary should be directed to the Corporate Secretary, Market America, Inc., 1302 Pleasant Ridge Road, Greensboro, NC 27409 (telephone: (336) 605-0040).

                              Election of Directors

         The members of the Company's Board of Directors elected at the annual meeting will serve until the next annual meeting or until their successors are elected and qualified. Listed below are the persons nominated for election to the Board of Directors by management.

                  Nominees for Membership on Board of Directors

James H. Ridinger, 51, is Chairman of the Board of Directors and CEO of the Company. He founded the Company in 1992 and has been a Director and Chief Executive Officer of the Company since that time.

Loren A. Ridinger, 32, is a Director and Senior Vice President and Secretary of the Company. She has been a Director of the Company since 1993 and has held a number of executive positions with the Company since its founding in 1992. Mrs. Ridinger is the wife of James H. Ridinger, the Chairman of the Board of Directors and CEO of the Company.

Martin L. Weissman, 57, has been a Director of the Company since 1993 and has served as an Executive Vice President of the Company since 1994. Mr. Weissman was a founder, owner and Executive Vice President of Howard Carpet Mills of Chatsworth, Georgia.

Executive Officers

In addition to the executive officers who are nominated for election as directors, the following individuals are also executive officers of the Company:

Dennis J. Franks, 47, has served as an Executive Vice President of the Company since 1993. He is a former professional football player and marketing professional for a number of companies.


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

Marc Ashley, 30, is currently the Vice President of Administrative for the Company. Mr. Ashley has been an employee of the Company since 1992. Mr. Ashley is a brother of Loren A. Ridinger, Senior Vice President and Secretary of the Company.

Joseph V. Bolyard, 31, is currently the Vice President of Operations for the Company. Mr. Bolyard has been an employee of the Company since 1992.

         During the fiscal year ended April 30, 2001, the Board of Directors held four meetings. No director attended fewer than 75% of the meetings. The Board has no standing audit, nominating or compensation committees or committees performing similar functions. Board members receive no additional compensation for their service on the Board.

                             Executive Compensation

         The following table summarizes the compensation awarded to, earned by or paid to the CEO and the four other most highly compensated executive officers of the Company for services to the Company in the fiscal year ended April 30, 2001:

                                           Annual Compensation
                                           -------------------
                                                                Other
Name and                       Fiscal                           Annual
Principal Position             Year Ended  Salary($)  Bonus($)  Compensation(1)
---------------------------    ----------  ---------  --------  ---------------

James H. Ridinger, Chairman    4-30-01     365,000    636,392   0
of the Board and Chief         4-30-00     365,000    641,961   0
Executive Officer              4-30-99     365,000    636,392   0

Loren A. Ridinger, Senior      4-30-01     184,894    820,654   0
Vice President and             4-30-00     184,894    818,112   0
Secretary                      4-30-99     184,894     87,560   0

Dennis J. Franks, Executive    4-30-01     166,165    127,205   0
Vice President                 4-30-00     122,492    105,000   0
                               4-30-99     120,000     60,000   0

Martin L. Weissman, Executive  4-30-01     134,496     91,490   0
Vice President                 4-30-00     135,139     45,000   0
                               4-30-99     132,142          0   0

Marc Ashley, Vice President    4-30-01     166,308    145,000   0
                               4-30-00     155,800    113,597   0
                               4-30-99      95,975     66,551   0


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(1) Does not include the value of any perquisites or other personal benefits not reflected in the above table because the aggregate amount of any such compensation does not exceed the lesser of $50,000 or 10% of the total annual salary and bonus shown. Also does not include commissions on "business volume"
(a measure of sales) of the Company, which each of the named executive officers receives as an independent distributor of the Company. See "Certain Transactions."

         None of the executive officers of the Company currently has a written employment agreement. Mr. Ridinger negotiates the base salaries and other compensation of all of the executive officers named in the table above other than himself.

                            Board Compensation Report

The Company's compensation policy is set by the Board of Directors, which has submitted the following report on compensation policies applicable to the Company's executive officers:

         "In setting Mr. Ridinger's compensation, the Board of Directors considered numerous factors, including Mr. Ridinger's unique role as the preeminent personality in the selling of the Company's products, the motivation of the Company's sales organization and the formulation of sales promotional programs. The Board fixed Mr. Ridinger's base compensation several years ago and it has not changed since that time. The Board considers Mr. Ridinger's bonus on an annual basis. His bonus is based upon the Company's overall performance and his individual contribution to the success of the Company.

         "Salaries of the executive officers are set by the Board of Directors based on Mr. Ridinger's recommendations. Mr. Ridinger takes into consideration industry comparables as well as individual job performance and the overall performance of the Company. Bonuses for executive officers, other than Mr. Ridinger, are based on a combination of performance criteria and Mr. Ridinger's discretion.

         The Board of Directors encourages executive officers of the Company to also own and operate Business Development Centers as independent contractors and distributors within the field sales organization of the Company and to earn compensation as a result of that relationship with the Company.

                        "Respectfully submitted by:

                         James H. Ridinger
                         Loren A. Ridinger
                         Martin L. Weissman
                         Constituting the Members of the Board of Directors"


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

                      Shareholder Return Performance Graph

         Set forth below is a graph comparing the yearly percentage change in total shareholder return on the Company's common stock with the Total Return Index for the NASDAQ Stock Market (US Companies) and the total shareholder return on a designated Peer Group of stocks. The total shareholder return calculation is for the period commencing April 30, 1996 and includes the reinvestment of dividends (on securities on which dividends were paid).

              Comparison of Shareholder Returns Among the Company, NASDAQ Total Return Index and Peer Group Companies*

Edgar representation of data points used in printed graphic

                           4/30/96  4/30/97  4/30/98  4/30/99  4/30/00  4/30/01
                           -------  -------  -------  -------  -------  -------

Market America, Inc.       $100.0   $ 37.8   $ 46.7   $ 36.1   $ 35.6   $ 35.4
NASDAQ Stock Market        $100.0   $105.8   $158.2   $217.0   $328.8   $179.7
(U.S. Companies)
Peer Group                 $100.0   $119.4   $152.4   $175.7   $134.2   $140.7


* Assumes $100.00 invested at the closing price on April 30, 1996 in the stock of Market America, Inc., the NASDAQ Total Return Index (U.S. Companies) and Peer Group companies (weighted by market capitalization). Graph prepared for Market America, Inc. by the Center for Research in Security Prices, Graduate School of Business, The University of Chicago.

         The Peer Group of stocks represented in the above graph is made up of stocks of publicly traded companies possessing the following characteristics similar to those of the Company:

         o   Size, as measured by net sales;

         o   Similarity in selling methodology;

         o Comparative products, including companies engaged in the distribution of health and nutritional supplements, and skin, hair, or other personal products;

         o   Relatively high insider ownership; and /or

         o Particular emphasis on the talents and visibility of the chief executive officer.

         Companies included in the Peer Group are: Avon Products, Inc., Enesco Group, Inc. (formerly Stanhome, Inc.), Herbalife, Inc., Natural Alternatives International, Inc., Nu Skin Enterprises, Inc., Nature's Sunshine Products, Inc., Tupperware Corporation, Reliv International, Inc. and Usana, Inc. The Company removed Aloette Cosmetics, Inc., Away Asia Pacific, LTD, Amway Japan, LTD and Beauticontrol Cosmetics, Inc. from the Peer Group this year as a result of the stock of these companies no longer being publicly traded as of April 30, 2001. The Company added Natural Alternatives International, Inc., Nu Skin


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

Enterprises, Inc. and Reliv International, Inc. to the Peer Group this year because these companies are publicly traded and share characteristics similar to those of the Company. Without Natural Alternatives International, Inc., Nu Skin Enterprises, Inc. and Reliv International, Inc. the Peer Group performance would have been: 04/30/96--$100.0, 04/30/97--$119.3, 04/30/98--$153.0,
04/30/99--$181.1, 4/30/00 --$140.9 and 4/30/01--$148.1.

                         Beneficial Ownership of Shares

         The following table sets forth certain information on the beneficial ownership of shares of the Company's common stock by its directors and executive officers and by its directors and executive officers as a group. The Company is not aware of any person not listed in the table who is the beneficial owner of more than five percent of the outstanding shares of the stock as of August 2, 2001, the record date for the annual meeting of the Company's common shareholders. Unless otherwise indicated in the footnotes, all shares are owned directly, and the person or entity identified as the beneficial owner has sole voting and investment power.

                                           No. of Shares      Percentage of
                                           Beneficially       Outstanding
Name of Beneficial Owner                   Owned              Shares/1
------------------------                   -------------      -------------
James H. Ridinger                          15,040,200/2       77.45%
Loren A. Ridinger                             101,450/3        0.52%
Martin L. Weissman                            532,000          2.74%
Dennis J. Franks                              150,000          0.77%
Marc Ashley                                    50,000          0.26%

All Directors and Executive
Officers as a Group
(seven persons)                            16,074,650         82.77%

1 Based on 19,420,000 shares issued and outstanding on August 2, 2001, the record date for the Company's annual meeting of shareholders.
2 Does not include shares owned directly by Loren A. Ridinger, Mr. Ridinger's wife, which are reported on separately in this table. Includes shares reported by Mr. Ridinger as being subject to the AAA Plus Trust, of which Mr. Ridinger is the trustee.
3 Includes only shares owned directly by Mrs. Ridinger, and does not include shares reported in this table as beneficially owned by James H. Ridinger, her husband.

            Section 16 (a) Beneficial Ownership Reporting Compliance

         To the Company's knowledge, based solely on its review of reports submitted to it, all SEC Section 16(a) filing requirements, which prescribe that the Company's executive officers, directors, and 10% shareholders must file initial reports of ownership and reports of changes in ownership of the Company's Common Stock with the SEC, were complied with in fiscal year 2001.

                              Certain Transactions

         The five executive officers of the Company, named in the compensation table above, own and operate Business Development Centers as independent contractors and distributors within the field sales organization of the Company. In this capacity, they perform the typical and usual functions of field sales representatives, in return for which their Business Development Centers earn management commissions under the performance compensation plan applicable to all the Company's distributors. For the year ended April 30, 2001, these individuals earned distributor commissions as follows: James H. Ridinger $631,470; Loren A. Ridinger $7,695; Dennis J. Franks $243,545; Martin L. Weissman $153,670; and Marc Ashley $19,395.

         In December 1999, the Company entered into an agreement with a company owned by Mr. and Mrs. James H. Ridinger, officers/stockholders of the Company, to lease real estate in Miami, Florida for direct sales training and education, as well as other corporate functions. The monthly rental is $60,000 and the lease has a 20-year term with a renewal option for an additional 20-year term. The Company has paid a $600,000 non-interest bearing damage deposit as part of this lease, which is included in other assets on the balance sheet. The amount of rent expense under this agreement aggregated $720,000 during the year ended April 30, 2001. In connection with this lease, the Company has guaranteed a $5.3 million five-year loan to the related company for the purchase of the real estate being leased. As of April 30, 2001, the guaranteed loan had an outstanding balance of $5,248,075. The Company had restricted cash of $2,703,152 as collateral under the loan guarantee as of April 30, 2001.

         During the year ended April 30, 1999, the Company entered into a 33-year net ground lease with a company owned by Mr. and Mrs. James H. Ridinger for the site on which the Company has constructed its new headquarters and warehouse facility in Greensboro, North Carolina at a cost of $4,593,133. Required rental payments are $17,000 per month since October 2000, and $10,666 per month prior to that date. The amount of rent expense under this agreement was $172,330 for the year ended April 30, 2001. In June 1999, the Company paid $500,000 to the Ridinger company for a Right of First Refusal on this site, which provides the Company with the opportunity to purchase the land, should it be offered for sale, before the land is offered for sale to other parties. The amount paid is included in other assets and will be amortized on a straight-line basis over the lease term. The unamortized balance will be applied to the purchase price of the land in the event the Company buys it. On June 28, 1999, the Company became guarantor of a $1.6 million bank loan to the Ridinger company used for the purchase of the land. This loan and the Company's term loan are cross-collateralized by the land being leased from the Ridinger company and by the building improvement constructed thereon by the Company. The guaranteed loan is repayable over a five-year period following completion of the building construction and had an outstanding balance of $1,551,167 at April 30, 2001.

         The Ridinger companies owed the Company on average $11,549 during the year ended April 30, 2001. As of April 30, 2001, these companies owed the Company $16,222.


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

         Substantially all of the Company's leasehold improvements are to properties leased from related companies.

         On June 30, 2001, the Company entered into a note receivable agreement with Marc Ashley, an executive officer of the Company, in the amount of $100,415.83. The note is secured by 25,000 shares of the Company's stock and bears an annual interest rate of 6.5%. Under the agreement, Mr. Ashley is required to make interest only payments for the first 24 months of the note term, followed by principal and interest payments for the next 120 months. Mr. Ashley made a nonscheduled $10,000 principal payment against the note in April 2001.

                              Independent Auditors

         Dixon Odom PLLC served as the Company's independent auditors for the fiscal year ended April 30, 2001 and has been selected to serve in that capacity for the current fiscal year. A representative of Dixon Odom PLLC is expected to be available, in person or by conference telephone, at the annual meeting of shareholders to make a statement if they no desire and to respond to appropriate questions. The following fees were billed by Dixon Odom PLLC for professional services rendered to the Company during fiscal 2001:

Audit services (including reviews of quarterly filings on form 10-Q )   $38,775
Other services                                                          $ 5,450
Consulting                                                              $     0

Dixon Odom did not perform any other services for the Company for fiscal year 2001.

                        Board of Directors' Audit Report

         Instead of having an audit committee, the Company's entire three-member Board of Directors has responsibility for reviewing the Company's quarterly and annual financial statements. Individual members of the Board have reviewed the audited financial statements of the Company for the fiscal year ended April 30, 2001 and have discussed the financial statements with other members of the Board and with members of management who are not members of the Board to the extent they deemed appropriate. At the request of the Board, Martin Weissman, a Board member, met with the Company's independent auditors before the Company filed its Form 10-K for the fiscal year ended April 30, 2001 with the SEC. Mr. Weissman discussed with the auditors the matters required to be discussed under Statement on Auditing Standards No. 61 (Communication with Audit Committees).

         On behalf of the Board, Mr. Weissman received from the auditors the written disclosures and letter required by Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committees) and discussed the independence of the auditors with them.


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

         Based on these reviews and discussions, Mr. Weissman recommended to the Board of Directors that the audited financial statements be included in the Company's Form 10-K for the fiscal year ended April 30, 2001 for filing with the SEC.

               Board of Directors (functioning as audit committee)
                                James H. Ridinger
                                Loren Ashley Ridinger
                                Martin Weissman


                              Shareholder Proposals

         Any shareholder interested in submitting a proposal for inclusion in the proxy or information materials for the Company's annual meeting of shareholders in 2002 may do so by following the procedures prescribed in SEC Rule 14a-8. To be eligible for inclusion, shareholder proposals must be received by the Company's Secretary at 1302 Pleasant Ridge Road, Greensboro, North Carolina 27409, no later than April 27, 2002.


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